EXHIBIT 99.1



Company Contact
David Faulkner
Cimetrix, Incorporated
Phone: (801) 256-6500
Fax: (801) 256-6510
faulkner@cimetrix.com



Editorial Contact
Trine Pierik
Positio PR
Phone: (408) 453-2400
Fax: (408) 453-2404
trine@positio.com


                      Cimetrix Strengthens Management Team
           Realigns Key Departments to Support Growing Product Demand

     Industry Veteran Kourosh Vahdani Named Vice President of Global Services, Michael Feaster Promoted to Executive Vice President of Research & Development

SALT LAKE CITY, Utah--January 5, 2005--After posting three consecutive quarters of profit and on track for a profitable 2004, Cimetrix (OTC: CMXX), a leader in factory connectivity software, today announced it is strengthening its executive team and realigning two key departments to support anticipated growth in 2005. The moves are designed to ensure the company continues to provide "passionate support" to its customer base in the areas of standard product technical support and delivery of custom software services while simultaneously accelerating new product development activities in high growth areas.

Essential to this strategy are two key executive management appointments. First, Kourosh Vahdani, a 20-year semiconductor industry veteran, has been appointed to the new position of vice president of global services, with responsibility for customer support and professional services. Vahdani will head up a new customer services and support center that will focus on providing excellent product support for customers who integrate Cimetrix software products by themselves, and professional services to assist customers with custom software development or integration projects.

Vahdani's expertise lies in the area of factory automation and systems integration. His extensive experience in meeting the evolving information technology needs of semiconductor manufacturing processes, automation, manufacturing execution systems (MES), advanced process control (APC) and quality information systems will be an asset to Cimetrix's service organization. Having been in the semiconductor industry for nearly 20 years, he has held senior management positions at Advanced Micro Devices (AMD) and TRW. While at TRW, Vahdani was a major contributor in building the Manufacturing Solutions group that became the largest and most successful independent systems integrator serving semiconductor manufacturers worldwide.

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In another  important move,  Cimetrix has promoted  Michael Feaster to executive vice president of research and development. In this position he will assume full responsibility for an expanded R&D department that will be charged with accelerating development and rollout of new products. Feaster will initially focus on the company's CIMPortal product line and other complementary products associated with the new Interface A standard.

Feaster joined Cimetrix in April of 1998 as director of customer services. In December of 1998 he was promoted to vice president of software development. Prior to joining Cimetrix he was vice president of software development for Century Software, Inc., a global supplier of PC to UNIX connectivity software.

"A prime objective at this time is to upgrade our infrastructure in support of anticipated growth and expansion," said Bob Reback, president and CEO. "We believe strongly in our technology and that belief has been validated by increased customer demand and strong industry reviews of our products. Accordingly, we continue to invest in the talent and infrastructure necessary to bring the most advanced factory automation solutions to the market. Vahdani brings a wealth of expertise to his new position and Feaster has proven himself an invaluable member of our executive team. We have great confidence in their abilities to lead their respective departments to new levels of success."

About Cimetrix  Incorporated
Cimetrix Incorporated, headquartered in Salt Lake City, Utah, is a leading developer of software products for equipment connectivity and advanced motion control. Connectivity products include CIM300, an award winning product family for 300mm semiconductor tools and CIMConnect, a family of enabling general-purpose connectivity solutions for 200mm tools and printed circuit board equipment. Cimetrix's latest software offering, CIMPortal, targets new e-manufacturing initiatives and is based on the Interface A equipment communications standards from Semiconductor Equipment and Materials International (SEMI). Motion control products include the Cimetrix Open Development Environment (CODE) product family, which provides PC-based solutions for motion intensive applications such as surface mount technology equipment, electronics assembly equipment, robotics, and machine tools. For more information, please visit www.cimetrix.com.

Forward-looking Statement Disclaimer: The matters discussed in this news release include forward-looking statements made by the company's senior management regarding the potential for increased customer demand for the company's products, potential future growth in revenues and the company's ability to profitably manage such potential growth, none of which is in the complete control of the company and all of which involve risks and uncertainties including but not limited to the response of the company's customers to existing and new product offerings, the success of the company's customer service, professional services and R&D departments, general and industry economic conditions and demand, competitive conditions and developments, the technical competitiveness of the company's products and other risks discussed more fully in filings by the company with the Securities and Exchange Commission. Reference is made to the company's most recent reports on Forms 10K and 10Q, which discuss such risk factors in additional detail.

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